Contact: Richard T. Marabito Chief Financial Officer Telephone: (216) 292-3800 Fax: (216) 292-3974
OLYMPIC STEEL REPORTS 2006 FIRST QUARTER RESULTS
     Cleveland, Ohio — (April 27, 2006) Olympic Steel, Inc., (Nasdaq: ZEUS), a national steel service center, today announced its financial results for the first quarter ended March 31, 2006.
     Net sales for the first quarter of 2006 totaled $238.9 million, a 16% decrease from the $284.6 million for the first quarter a year ago. First quarter 2006 net income totaled $7.98 million, or $0.76 per diluted share, compared to net income of $9.6 million, or $0.92 per diluted share for last year’s first quarter. Tons sold decreased 6% to 338 thousand from 360 thousand in the first quarter of 2005.
     “We took actions consistent with our long term strategy of delivering additional value added services and supply solutions for our customers by migrating into more downstream processing. During the first quarter of 2006, we significantly increased our capital spending to $6.2 million. The 150,000 square foot facility we purchased in Chambersburg, Pennsylvania to fabricate steel plate became operational during the quarter. We expanded our existing processing presence there with welding, continuing our emphasis on adding depth to our customer services. We also installed two new laser-processing lines in Winder, Georgia during the first quarter and are installing three more in the second quarter, two in Minneapolis and one in Cleveland,” stated Michael D. Siegal, Chairman and Chief Executive Officer.
     Mr. Siegal added, “The automotive market remains a challenging environment for us. Second quarter steel demand appears to be strengthening and steel prices are increasing. Our strong balance sheet and continued focus on asset turnover have positioned us to execute and fund our growth and value-added strategies.”
     “We are pleased to report that our Board of Directors approved a quarterly cash dividend of $.03 per share to be paid to shareholders of record as of June 1, 2006, and distributed on June 15, 2006,” concluded Mr. Siegal.
     Founded in 1954, Olympic Steel is a leading U.S. steel service center focused on the direct sale and distribution of large volumes of processed carbon, coated and stainless flat-rolled sheet, coil and plate steel products. Headquartered in Cleveland, Ohio, the Company operates 12 facilities. For further information, visit the Company’s web site at http://www.olysteel.com.

     It is the Company’s policy not to endorse any analyst’s sales or earnings estimates. Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as “may,” “will,” “should,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “potential,” or “continue,” as well as the negative of these terms or other similar expressions. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.
     Such risks and uncertainties include, but are not limited to: general and global business, economic and political conditions; competitive factors such as the availability and pricing of steel, industry inventory levels, and rapid fluctuations in customer demand and pricing; the cyclicality and volatility within the steel industry; the ability of customers (especially in the automotive industry) to maintain their credit availability; layoffs or work stoppages by the Company’s, suppliers’ or customers’ personnel; the availability and cost of transportation and logistical services; equipment installation delays or malfunctions; the successes of the Company’s efforts and initiatives to increase sales volumes, improve cash flows and reduce debt, maintain or improve inventory turnover, and reduce costs; the timing and outcome of efforts and ability to liquidate OLP’s assets; the impact of customer, supplier, and competitive factors on such liquidation plans; the operating and financial results of the Company’s joint ventures; the adequacy of our information technology and business system software; customer, supplier, and competitor consolidation or insolvency; the Company’s ability to pay regular quarterly cash dividends; and other factors described in our filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law. You are advised, however, to consult any further disclosures the Company makes on related subjects in its reports filed with or furnished to the Securities and Exchange Commission.

OLYMPICSTEEL
SELECTED FINANCIAL INFORMATION
(in thousands, except per share data and ratios)

	Three Months Ended
	March 31,
	2006	2005
	(unaudited)
SUMMARY RESULTS OF OPERATIONS:

Net sales	$238,871	$284,558
Operating income	12,834	16,833
Income before income taxes	12,573	15,768

Net income	$7,981	$9,619

Earnings per share:
Net income per share — basic	$0.78	$0.95
Net income per share — diluted	$0.76	$0.92

	March 31,
			December 31,
	2006	2005	2005
	(unaudited)
SUMMARY BALANCE SHEET DATA:

Accounts receivable, net	$99,383	$127,511	$80,131
Inventories	137,408	181,159	134,236
Net property and equipment	81,973	81,970	77,751
Total assets	327,848	403,985	305,606
Current liabilities	95,853	90,587	94,603
Total debt	10,000	119,921	—
Shareholders’ equity	211,487	187,743	200,321
Shareholders’ equity per share	20.34	18.51	19.73
Debt-to-equity ratio	.05 to 1	.64 to 1	n/a

	Twelve Months Ended
	December 31,
	2006	2005
	(unaudited)
OTHER DATA:

Capital expenditures	6,230	417
EBITDA (a)	14,842	18,851
Cash dividends per share	$0.03	—

(a)	Defined as operating income plus depreciation.
It is the Company’s policy not to make quarterly or annual sales or earnings projections for external use and not to endorse any analyst’s sales or earnings estimates.

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OLYMPICSTEEL
RESULTS OF OPERATIONS
(in thousands, except per share and tonnage data)

	Three Months Ended March 31,
	2006		2005
	(unaudited)
Tons sold
Direct	281,805		313,888
Toll	56,363		45,965

	338,168		359,853
% change	(6.0%)		(6.6%)

Net sales	$238,871		$284,558
% change	(16.1%)		52.1%

Costs and expenses
Cost of materials sold (exclusive of depreciation shown below)	191,713	80.3%	235,135	82.6%
Warehouse and processing	11,637	4.9%	10,628	3.7%
Administrative and general	9,304	3.9%	9,273	3.3%
Distribution	6,248	2.6%	5,135	1.8%
Selling	3,436	1.4%	4,037	1.4%
Occupancy	1,691	0.7%	1,499	0.5%
Depreciation	2,008	0.8%	2,018	0.7%

Total costs and expenses	226,037	94.6%	267,725	94.1%

Operating income	12,834	5.4%	16,833	5.9%

Income (loss) from joint ventures	(107)		243

Income before financing costs and income taxes	12,727		17,076
Interest and other expense on debt	154	0.1%	1,308	0.5%

Income before income taxes	12,573	5.3%	15,768	5.5%
Income tax provision	4,592	36.5%	6,149	39.0%

Net income	$7,981		$9,619

Earnings per share:
Net income per share — basic	$0.78		$0.95

Weighted average shares outstanding — basic	10,259		10,080

Net income per share — diluted	$0.76		$0.92

Weighted average shares outstanding — diluted	10,568		10,455

(a) Income (loss) from joint ventures includes G.S.P., LLC in 2006 and both G.S.P., LLC and OLP LLC in 2005.
It is the Company’s policy not to make quarterly or annual sales or earnings projections for external use and not to endorse any analyst’s sales or earnings estimates.

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